Exhibit 10.1

EXECUTION

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 19, 2018 (this “Amendment” or sometimes referred to herein as “Amendment No. 1”), is entered into by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as agent (in such capacity, together with its successors and assigns, “Administrative Agent”) pursuant to the Credit Agreement (as defined below) for the Lenders (as defined below), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) party hereto, Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Lead Borrower”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), and the obligors party thereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Administrative Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Credit Agreement, dated as of February 3, 2015, by and among Administrative Agent, Lenders, Borrowers and Guarantors (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, Lead Borrower has requested that Administrative Agent and Lender modify certain provisions of the Credit Agreement and Administrative Agent and Required Lenders are willing to agree to such modifications on the terms and subject to the conditions set forth herein;

WHEREAS, by this Amendment, Administrative Agent, Lenders, and Borrowers desire and intend to make certain amendments to the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.

2.    Amendments to Credit Agreement.

(a)    Upon the Amendment No. 1 Effective Date, the Credit Agreement is hereby amended as follows:

(i)    Additional Definitions. The following definitions are hereby added to the Credit Agreement:

(A)    “Accommodation Period” means the period commencing the Amendment No. 1 Effective Date through and including the date of the delivery of the financial statements for the Measurement Period ending February 28, 2018 (provided, that in any event, such Accommodation Period shall end on the date of the occurrence of any Event of Default).

(B)    “Amendment No. 1” means Amendment No. 1 to Second Amended and Restated Credit Agreement, dated February 19, 2018, by and among the Administrative Agent, Borrowers, Required Lenders, and Guarantors.

(C)    “Amendment No. 1 Effective Date” means the date that all of the conditions set forth in Section 4 below are satisfied.

(ii)    Amendments to Definitions.

(A)    The first sentence of the definition of “Covenant Compliance Event” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the first sentence of the definition and replacing it with the following:

“Covenant Compliance Event” means either (a) that an Event of Default has occurred and is continuing, or (b) Excess Availability at any time is, for any four (4) consecutive Business Days, less than the greater of (i) Twenty Million Dollars ($20,000,000) or (ii) ten (10%) percent of the Loan Cap; provided, that, no Covenant Compliance Event as defined pursuant to clause (b) hereof shall be deemed to have occurred during the Accommodation Period.”

(B)    The definition of “Cash Dominion Event” set forth in Section 1.01 of the Credit Agreement hereby deleted and the following definition is substituted therefor:

“Cash Dominion Event” means the occurrence of the Amendment No. 1 Effective Date and at all times thereafter.

(iii)    Delivery of Borrowing Base Certificates. Section 6.02(c) of the Credit Agreement is hereby is hereby deleted and the following substituted therefor:

“(c) on the Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), beginning with Wednesday, February 28, 2018, a certificate in the form of Exhibit F (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on Friday of the immediately preceding week, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower;”

(iv)    Cash Management. Notwithstanding anything to the contrary set forth in the Credit Agreement or the other Loan Documents, for all purposes in connection with the Credit Agreement and the other Loan Documents, on the Amendment No. 1 Effective Date a Cash Dominion Event shall be deemed to have occurred and be continuing at all times thereafter.

(v)    Inspection Rights; Additional Field Examinations and Appraisals. Sections 6.10 (b) and (c) of the Credit Agreement are hereby deleted and the following substituted therefor:

“(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. So long as there are no Credit Extensions outstanding hereunder at any time during any Fiscal Year, Loan Parties shall not be obligated to pay the fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations during such Fiscal Year. The Loan Parties acknowledge and agree that the Administrative Agent may, in its discretion, undertake two (2) field examinations during each Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. So long as there are no Credit Extensions outstanding hereunder at any time during any Fiscal Year, Loan Parties shall not be obligated to pay the fees and expenses of the Administrative Agent and such professionals with respect to such appraisals during such Fiscal Year. The Loan Parties acknowledge and agree that the Administrative Agent may, in its discretion, undertake two (2) appraisals during each Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (1) as it in its discretion deems necessary or appropriate, at its own expense or, (2) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”

3.    Representations and Warranties. Borrowers each represent and warrant with and to the Administrative Agent and each Lender on the Amendment No. 1 Effective Date as follows:

(a)    After giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment;

(b)    this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and the other Loan Parties and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and the other Loan Parties contained herein and therein constitute legal, valid and binding obligations of Borrowers and the other Loan Parties, enforceable against Borrowers and the other Loan Parties in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(c)    the execution, delivery and performance of this Amendment (i) are within each Borrower’s and Guarantor’s corporate or limited liability company powers and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, operating agreement, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or other Loan Party is a party or by which any Borrower or other Loan Party or its property are bound; and

(d)    all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

4.    Amendment No. 1 Effective Date. This Amendment shall become effective as of the date on which each of the following conditions has been satisfied, as determined by Administrative Agent in its sole discretion:

(a)    this Amendment shall have been duly executed by each party hereto; and

(b)    as of the date of this Amendment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

5.    Release.

(a)    In consideration of the agreements of Administrative Agent and Lenders contained herein, and the continued making of the loans, advances and other accommodations by Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent, LC Issuer and each Lender, and its and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Administrative Agent, LC Issuer, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment No. 1, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b)    Each Loan Party acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(d)    Each Loan Party represents and warrants that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

(e)    Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.

(f)    Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Loan Party pursuant to Section 5(a) hereof. If any Loan Party violates the foregoing covenant, Borrowers, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

6.    Effect of this Amendment No. 1. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Loan Documents are intended or implied hereby, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and the other Loan Parties shall not be entitled to any other or further consent by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.

7.    Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

8.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

9.    Further Assurances. Borrowers and other Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment.

10.    Entire Agreement. This Amendment and the other Loan Documents represent the entire agreement and understanding concerning the subject matter hereof and thereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.

11.    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

12.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWERS:

STEIN MART, INC.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Chief Financial Officer

STEIN MART BUYING CORP.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Officer

GUARANTORS:

STEIN MART HOLDING CORP.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Officer

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Danielle Baldinelli
Name:	Danielle Baldinelli
Its Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, LC Issuer and Swing Line Lender

By:	/s/ Danielle Baldinelli
Name:	Danielle Baldinelli
Its Authorized Signatory

Signature Page – Amendment No. 1

Second Amended & Restated Credit Agreement